OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden hours per response...10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Canadian Solar Inc.
(Name of Issuer)
Common Shares
(Title of Class of Securities)
136635109
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	136635109	Page	2	of	8 Pages

1	NAMES OF REPORTING PERSONS JAFCO Asia Technology Fund II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	Nil

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Nil

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Page 2 of 7 Pages

CUSIP No.	136635109	Page	3	of	8 Pages

1	NAMES OF REPORTING PERSONS JAFCO Investment (Asia Pacific) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Singapore

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	Nil

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Nil

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Page 3 of 7 Pages

CUSIP No.	136635109	Page	4	of	8 Pages

1	NAMES OF REPORTING PERSONS JAFCO Asia Technology Fund II (Barbados) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Barbados

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	Nil

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Nil

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Page 4 of 7 Pages

ITEM 1(A)	NAME OF ISSUER:

Canadian Solar Inc.

ITEM 1(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

Xin Zhuang Industry Park Changshu, Suzhou Jiangsu 215562 People’s Republic of China

ITEM 2(A)	NAME OF PERSON FILING:

JAFCO Asia Technology Fund II

ITEM 2(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o JAFCO Investment (Asia Pacific) Ltd 6 Battery Road #42-01 Singapore 049909

ITEM 2(C)	CITIZENSHIP:

Cayman Islands

ITEM 2(D)	TITLE OF CLASS OF SECURITIES:

Common Shares

ITEM 2(E)	CUSIP NUMBER:

136635109

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

N/A

ITEM 4	OWNERSHIP:

Please refer to Item 5.

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

This statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5 percent of the common shares of the Issuer. ☑

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A
Page 5 of 7 Pages

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9	NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10	CERTIFICATION

N/A
Page 6 of 7 Pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JAFCO Asia Technology Fund II Date: January 18, 2008
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Investment (Asia Pacific) Ltd. (Co. Reg. No. 199001150W) Date: January 18, 2008
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Asia Technology Fund II (Barbados) Limited Date: January 18, 2008
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

Page 7 of 7 Pages
JOINT FILING AGREEMENT